EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144470 of Kforce Inc. on Form S-8 of our report dated June 21, 2019 relating to the financial statements and supplemental schedules of the Kforce Government Practice Plan as of December 31, 2018 and 2017 and for the year ended December 31, 2018, appearing in this Annual Report on Form 11-K of the Kforce Government Practice Plan for the year ended December 31, 2018.
/s/ Warren Averett, LLC
Tampa, Florida
June 21, 2019